AMENDMENT AGREEMENT NO. 3

This AMENDMENT AGREEMENT NO. 3 (this “Amendment”) is made as of April 27, 2018, by and among INVESCO DYNAMIC CREDIT OPPORTUNITIES FUND, a Delaware statutory trust and a closed-end management investment company (the “Borrower”), the lending institutions listed on the signature pages hereof and referred to as “Banks” in the Credit Agreement (as hereinafter defined) and STATE STREET BANK AND TRUST COMPANY, as agent for itself and the Banks (in such capacity, the “Agent”).

WHEREAS, the Borrower, the Banks and the Agent are parties to that certain Credit Agreement, dated as of December 10, 2015 (as amended and in effect from time to time, the “Credit Agreement”); and

WHEREAS, the parties hereto wish to amend the Credit Agreement as more fully set forth herein;

NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

§l. Definitions. Capitalized terms which are used herein without definition and which are defined in the Credit Agreement shall have the same meanings herein as in the Credit Agreement.

§2. Amendment to Section 1.01 of the Credit Agreement. Section 1.01 of the Credit Agreement is hereby amended as follows:

(a) The definitions of “Adjusted Net Assets” and “Total Liabilities” contained in Section 1.01 of the Credit Agreement are hereby amended by deleting each such definition in its entirety and restating each such definition as follows:

“Adjusted Net Assets” means, as at any date of determination, an amount equal to (a) the value of the Total Assets of the Borrower minus (b) the Total Liabilities of the Borrower that are not Senior Securities Representing Indebtedness, minus (c) without duplication, the aggregate amount of all outstanding Preferred Deposits. For the purposes of calculating the Adjusted Net Assets, the amount of any liability included in Total Liabilities shall be equal to the greater of (x) the outstanding amount of such liability, and (y) the fair market value of all assets pledged or otherwise segregated for the benefit of the applicable creditor to secure such liability.

“Total Liabilities” means, at any date, the sum of all liabilities of the Borrower which in accordance with Generally Accepted Accounting Principles would be classified as liabilities upon a balance sheet of the Borrower prepared as of such date, plus without duplication, the aggregate amount of the Borrower’s Debt and Financial Contract Liability, provided, however, that Total

Liabilities shall not include any liquidation preference on any preferred security issued by the Borrower.

(b) by inserting the following new definitions in the appropriate alphabetical order:

“Liquidity Account” has the meaning set forth in the Statement of Preferences.

“Mandatory Trigger” means the obligation of the Borrower to effect a redemption of the VRDP Shares due to the occurrence of any of the events set forth in Section 10(b)(i) of the Statement of Preferences (including, without limitation, the occurrence of any event giving rise to a redemption thereunder, including those events set forth in Sections 10(b)(i)(A) - (E), or the occurrence of a “Credit Facility Acceleration Event” (as such term is defined in the Statement of Preferences)).

“Mandatory Repurchase Date” means the date which is one (1) Business Day prior to the date for redemption fixed by the Borrower in accordance with Section 10(b)(ii)(A) of the Statement of Preferences, provided, if the Borrower fails to fix such a date in accordance with the Statement of Preferences (whether by failure to fix a date or to fix a date not in accordance with the applicable terms of the Statement of Preferences), then such Mandatory Repurchase Date shall be the date which triggers the Failed Remarketing Condition - Purchased VRDP Shares Redemption (as such term is defined in the Statement of Preferences) pursuant to Section 10(b)(ii)(A) of the Statement of Preferences.

“Mandatory Trigger Date” means the date which is two (2) Business Days prior to the date for redemption fixed by the Borrower in accordance with the Statement of Preferences due to the occurrence of a Mandatory Trigger which has not been cured within the cure periods provided for in the Statement of Preferences, provided if the Borrower fails to fix such a date in accordance with the Statement of Preferences (whether by failure to fix a date or to fix a date not in accordance with the applicable terms of the Statement of Preferences), then such Mandatory Trigger Date shall be the date which is eight (8) days after the expiration of all applicable cure periods following the occurrence of a Mandatory Trigger which has not been cured in such applicable cure period.

“Preferred Deposit” means any deposit of assets of the Borrower with any tender agent, redemption agent, paying agent or any other agent of the Borrower or other Person, as the case may be, with respect to the VRDP Shares. To the extent the Borrower is not entitled to access any assets contained in any Liquidity Account, then the deposit of assets in the Liquidity Account shall also constitute Preferred Deposits.

“Preferred Deposit Assets” has the meaning set forth in Section 5.08(g) hereof.

“Statement of Preferences” means the Statement of Preferences of Variable Rate Demand Shares of the Borrower, to be effective on or about May 17, 2018 and in substantially the form provided to the Agent on the Third Amendment Effective Date.

“Third Amendment Effective Date” means April 27, 2018.

“VRDP Shares” means the Series W-7 Variable Rate Demand Preferred Shares issued by the Borrower pursuant to, and on substantially the terms contained in, the Statement of Preferences.

§3. Amendment to Section 5.01 of the Credit Agreement. Section 5.01 of the Credit Agreement is hereby amended by (a) deleting the period which appears at the end of Section 5.01(i) and substituting in place thereof a semicolon; and (b) inserting the following new clauses (j) and (k):

(j) (i) no fewer than thirty (30) calendar days’ (or such fewer days as the Agent shall agree in its sole discretion) prior written notice of (y) any amendment, supplement or other modification of the Statement of Preferences; and or (z) each issuance of one or more VRDP Shares (other than the initial issuance of the VRDP Shares) or other preferred shares issued by the Borrower, which notice shall include the offering materials to be used in connection with such issuance; (ii) in the case of a Preferred Deposit being made in connection with a redemption of any VRDP Shares (except to the extent the same is solely in respect of accreted dividends permitted hereunder), no later than the date on which the Borrower is required to provide notice to the holders of the VRDP Shares of such redemption, notice of such Preferred Deposit that will be made in connection with such redemption, (iii) in the case of any redemption of one or more VRDP Shares, no later than the date on which the Borrower is required to provide notice to the holders of the VRDP Shares of such redemption, notice of such redemption; (iv) in the event that any Mandatory Trigger has occurred or any event described in Section 10(b)(ii) of the Statement of Preferences has occurred which requires the Borrower to redeem any VRDP Shares following the expiration of any applicable cure period in the Statement of Preferences, notice thereof not later than the immediately succeeding Business Day; and (v) in the event the Borrower is required to hold assets in the Liquidity Account pursuant to Section 10(b)(iii) of the Statement of Preferences, notice thereof not less than ten (10) Business Days before the Borrower has complied with the provisions thereof and is required to comply with the provisions thereof; and

(k) to the extent the Borrower is required to make a redemption of any VRDP Shares in accordance with Section 10(b)(ii)(A) of the Statement of Preferences, at any time from when such obligation actually arises but not later than the Mandatory Repurchase Date relating thereto, a compliance report prepared on both an actual basis as of the date of such report as well as on a pro forma basis after giving effect to any such redemption, which report sets forth a detailed calculation (both actual and on such a pro forma basis) of the Borrowing

Base as set forth on the Borrowing Base Report, a detailed calculation (both actual and on such a pro forma basis) of the Borrower’s Adjusted Net Assets, a detailed calculation showing compliance with the covenants set forth in Section 5.19 hereof both before and after giving effect to such redemption, and a certification of no Default or Event of Default both prior to and immediately after giving effect to such redemption.

§4. Amendment to Section 5.07 of the Credit Agreement. Section 5.07 of the Credit Agreement is hereby amended by (a) deleting the word “and” which appears at the end of Section 5.07(e); (b) deleting the period which appears at the end of Section 5.07(f) and substituting in place thereof a semicolon and the word “and”; and (c) inserting the following new clause (g):

(g) Senior Securities constituting the VRDP Shares, provided that such Senior Securities are junior in right of payment to the Debt arising under this Agreement and the other Loan Documents.

§5. Amendment to Section 5.08 of the Credit Agreement. Section 5.08 of the Credit Agreement is hereby amended by (a) deleting the word “and” which appears at the end of Section 5.08(d) and Section 5.08(e); (b) deleting the period which appears at the end of Section 5.08(f) and substituting in place thereof a semicolon and the word “and”; and (c) inserting the following new clause (g):

(g) Liens in favor of any tender agent, redemption agent, payment agent, or other agent of the Borrower or any Person, as the case may be, on assets of the Borrower that have been deposited, in accordance with the terms of the Statement of Preferences with such tender agent, redemption agent, payment agent, or other agent of the Borrower or such Person, as the case may be (the “Preferred Deposit Assets”).

§6. Amendment to Section 6.01 of the Credit Agreement. Sections 6.01(e) and (f) of the Credit Agreement are each hereby amended by deleting Sections 6.01(e) and (f) in their entirety and restating each such Section as follows:

(e) (i) the Borrower shall fail to make any payment in respect of any Debt in an aggregate principal amount in excess of the Threshold Amount when due or within any applicable grace period; (ii) any Mandatory Trigger Date has occurred; or (iii) the redemption of any of the VRDP Shares by the Borrower that would result in an Event of Default hereunder either before or after giving effect to such redemption.

(f) any event or condition shall occur which results in the acceleration of the maturity of any Debt of the Borrower in an aggregate principal amount in excess of the Threshold Amount or enables the holder of such Debt or any Person acting on such holder’s behalf to accelerate the maturity thereof or, in the case of a Financial Contract, enables the non-defaulting party to terminate such Financial Contract, provided however, solely for purpose of this clause (f), any optional or mandatory redemption of the VRDP Shares shall not be considered an acceleration of the maturity of Debt of the Borrower but such redemption may constitute a Default or Event of Default under another provision of this Agreement)

§7. Representations and Warranties. The Borrower hereby represents and warrants as follows:

(a) Representations and Warranties in Credit Agreement. The representations and warranties of the Borrower contained in the Credit Agreement were true and correct as of the date made and are also true on and as of the date hereof and with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

(b) No Default. No Default or Event of Default has occurred and is continuing.

(c) Authority, Etc. The execution and delivery by the Borrower of this Amendment and the Borrower’s performance of this Amendment and the Credit Agreement as amended hereby (as so amended, the “Amended Agreement”) (i) are within the Borrower’s statutory trust powers, (ii) have been duly authorized by all necessary action on the part of the Borrower, (iii) do not require the Borrower to obtain any Governmental Authorization, Private Authorization or make any Governmental Filing (other than any Governmental Authorization, Private Authorization or Governmental Filing that has already been obtained or made, as applicable), (iv) do not contravene the terms of the Charter Documents; (v) do not conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (1) any provision of any security issued by the Borrower or of any agreement, instrument or other undertaking to which the Borrower is a party or by which it or any of its property is bound (other than pursuant to the terms of the Loan Documents) or (2) any order, injunction, writ or decree of any Authority or any arbitral award to which the Borrower or its property is subject, unless such conflict, breach or contravention could not reasonably be expected to have a Material Adverse Effect; (v) violate any Law except where such violation could not reasonably be expected to have a Material Adverse Effect; or (vi) result in any Adverse Claim upon any asset of the Borrower other than Liens permitted under Section 5.08(a) of the Agreement.

(d) Enforceability of Obligations. This Amendment has been duly executed and delivered by the Borrower. Each of this Amendment and the Amended Agreement constitutes the valid and legally binding agreement of the Borrower, in each case enforceable in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought by proceedings in equity or at law).

§8. Effectiveness. This Amendment shall become effective on the date (the “Effective Date”) that the Agent receives this Amendment, duly executed and delivered by the Borrower, the Agent and each Bank.

§9. Ratification of the Borrower. The Borrower ratifies and confirms in all respects all of its obligations to the Agent and the Banks under the Amended Agreement and the other Loan Documents. The Credit Agreement and this Amendment shall be read and construed as a single agreement. All references in the Credit Agreement or any related agreement or instrument to the Credit Agreement shall hereafter refer to the Amended) Agreement.

§10. Miscellaneous. This Amendment shall be a Loan Document for all purposes under the Credit Agreement. This Amendment shall be governed by and construed in accordance with the laws of the State of New York. Except as specifically amended by this Amendment, the Credit Agreement and all other agreements and instruments executed and delivered in connection with the Credit Agreement shall remain in full force and effect. This Amendment is limited specifically to the matters set forth herein and does not constitute directly or by implication an amendment or waiver of any other provision of the Credit Agreement or any of the other Loan Documents. Except as expressly set forth in this Amendment, nothing contained herein shall constitute a waiver of, impair or otherwise affect any Obligations, any other obligation of the Borrower or any rights of the Agents and the Banks consequent thereon. This Amendment may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Amendment it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the date first above written.

INVESCO DYNAMIC CREDIT OPPORTUNITIES FUND

By: /s/ Philip Yarrow
Name: Philip Yarrow
Title: Authorized Signatory

STATE STREET BANK AND TRUST COMPANY, as a Bank and as the Agent

By: /s/ Karen A. Gallagher
Title: Managing Director

THE BANK OF NOVA SCOTIA, as a Bank

By: /s/ Kevin Chan
Name: Kevin Chan
Title: Director

THE TORONTO DOMINION BANK, NEW YORK BRANCH as a Bank

By: /s/ Savo Bozic
Name: Savo Bozic
Title: Authorized Signatory